TELENETICS
Your Communications Partner (TM)                              www.telenetics.com

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December 10, 1999

Mr. Stanley C. Brooks
Mr. William Garland
Brookstreet Securities Corporation
Northridge, CA 91324



         The purpose of this letter is to confirm the engagement of Brookstreet Securities Corporation ("Brookstreet") by Telenetics Corporation (the "Company") on a non-exclusive basis to render financial advisory and investment banking services to the Company.

         1. ENGAGEMENT OF CONSULTANT. The Company hereby engages Brookstreet and Brookstreet hereby agrees to render services to the Company as a corporate finance consultant.

         2. SERVICES. During the term of this Agreement, Brookstreet shall provide advice to, and consult with, the Company concerning business and financial planning, corporate organization and structure, financial matters in connection with the operation of the business of the Company, private and public equity and debt financing, acquisitions, mergers and other similar business combinations, the Company's relations with its securities holders, the preparation and distribution of periodic reports, and analysis of the Company's financial statements. Such advice and consultation are herein after referred to as "Financial Services". The Financial Services shall be provided to the Company in such form, manner and place as the Company reasonably requests. Although no minimum number of hours shall be required for any particular period, it is expected that approximately ten (10) hours per month will be devoted by Brookstreet to providing Financial Services to the Company. Such Financial Services will be provided by Brookstreet through Mr. Brooks, Mr. Garland or persons directed by them or others who are acceptable to the Company. Brookstreet shall not by this Agreement be prevented or barred from rendering services of the same or similar nature, or on behalf of, persons, firms or corporations other than the Company. Similarly, the Company shall not be prevented or barred from seeking or requiring services of a same or similar nature from persons other than Brookstreet.

         3. TERM. The term of this Agreement shall be a period commencing effective January 1, 2000 and continuing through December 31, 2001, unless earlier terminated as provided below.

         4. COMPENSATION. As compensation for Financial Services, the Company shall:

                  (a) pay a monthly fee of $2,500.00, payable the first day of each month.
                  (b) issue Brookstreet nonqualified stock options equivalent to 180,000 shares at the average market price at the time of grant of option, vested equally every months during the term of this agreement.




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                  (c) reimburse Brookstreet for any authorized out-of-pocket expense incurred by Brookstreet. Such payment shall be made within thirty (30) days of submission of receipts by Brookstreet for such expenses. Authorization for such expenses shall be based upon prior written consent by the Company (i.e., prior to such expenses being incurred).

         5. UNFAIR COMPETITION: PROPRIETARY INFORMATION. During the term of this Agreement, Brookstreet may have access to certain trade secrets and/or proprietary information of the Company. During the term of this Agreement and thereafter, Brookstreet shall not disclose, divulge, sell or give to any third party (except to the specific benefit of and at the written direction of the Company) any such proprietary information or trade secrets. All records, files, drawings, documents, computer programs, equipment and the like relating to the Company's business which Brookstreet shall use, prepare or have access to, shall remain the sole property of the Company, and the privacy of the Company shall be protected by Brookstreet. These restrictions shall not apply to any information which shall be made available by the Company to the public.

         6. TERMINATION. This agreement may be terminated by the Company at any time by notice to the other party, if: (a) Brookstreet ceases business operations, dissolves or is otherwise unable to provide Financial Services; or
(b) Brookstreet breaches this agreement.

         7. WAIVER. Any of the terms and conditions of this Agreement may be waived at any time and from time to time in writing by the party entitled to the benefit thereof, but a waiver in one instance shall not be deemed to constitute a waiver in any other instance. A failure to enforce any provision of this Agreement shall not operate as a waiver of this provision or of any other provision hereof

         8. AMENDMENT. No amendment to this Agreement shall be valid unless such amendment is in writing and is signed by authorized representatives of both of the parties to this Agreement.

         9. SEVERABILITY. In the event that any provision of this Agreement shall be held to be invalid or unenforceable in any circumstances, the remaining provision shall nevertheless remain in full force and effect and shall be construed as if the unenforceable portion or portions were deleted.

         10. ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. Any attempt by either party to assign any rights, any rights, duties or obligations which may arise undr this Agreement without the prior written consent of the other parties shall be void.

         11. GOVERNING LAW. The validity, interpretation and construction of this Agreement and each part thereof will be governed by the laws of the sate of California.

         12. COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which may be deemed an original and all of which together will constitute one and the same instrument.

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         13. NOTICES. Any notice pursuant to this Agreement by the Company or by
Brookstreet shall be in writing and shall be deemed to have been duly given if delivered or mailed by certified mail, return receipt requested, to the addresses of the parties set forth below their signatures to this Agreement, or as may be updated pursuant to this provision.

         14. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes any and all prior agreements, understandings and representations, whether written or oral.

         This Agreement is made to be effective January 1, 2000. If this is satisfactory, please sign and return one copy to us.

TELENETICS CORPORATION


By: /S/ MICHAEL ARMANI
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    Michael A. Armani
    President and CEO

                                               AGREED AND ACCEPTED;

                                               BROOKSTREET SECURITIES CORP.


                                               By: /S/ STANLEY C. BROOKS
                                                   ----------------------------
                                                   Stanley C. Brooks, President


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